                                                                   Exhibit 99(2)




                            MARRIOTT INTERNATIONAL

                         SECURITY ANALYST PRESENTATION

                               MICHAEL A. STEIN



                                OCTOBER 1, 1997


                                                                               .

  Before I get started, I should point out that many of my comments, as well as those of the other speakers, are considered to be forward-looking statements under federal securities law. As such, you are reminded that these forward-looking statements are subject to numerous risks and uncertainties, as described in our S.E.C. filings, which could cause future results to differ materially from those stated or implied by our comments.

  As Bill Shaw mentioned, we expect to complete the transactions before the end of our 1998 first quarter. Within a few days, we will be filing our request for a ruling from the Internal Revenue Service that the spin-off will be tax-free to Marriott International and its shareholders. We are confident that the transaction has been structured to meet the requirements of the Internal Revenue Code, but the ruling process typically takes about four months, which puts us at the end of January.

  The spin-off transaction also requires the approval of Marriott International shareholders. Later this month, we plan to file the preliminary proxy materials with the S.E.C. After getting clearance from the Commission, we hope to be able to mail the proxy statement to Marriott shareholders around year-end. That would enable us to schedule the special shareholders' meeting in mid-February.

  The bond tender offer is expected to commence around the time of the shareholders' meeting, with closing to be concurrent with the spin-off and merger transactions. Let me briefly describe how the tender will work and how we anticipate Marriott's debt will be allocated between Sodexho Marriott Services and New Marriott International.

  Our debt balance at year-end 1997 is projected to be around $1.9 billion. The overall intent of the debt restructuring is that approximately $1.45 billion of this will stay with Sodexho Marriott Services. There are four major components to this debt.

  . We have five issues of public senior debt outstanding which total $720 million. The tender offer price for each series of debt will reflect a modest premium to market value to make tendering the bonds attractive.

        To be successful, 51% of each series of bonds must be tendered. Untendered bonds of any series for which we do not get 51% will be assumed by New Marriott International, and Sodexho Marriott Services will allocate an equivalent amount of cash to New Marriott International as an offset.

   . The outstanding zero-coupon convertible subordinated notes (LYONs) will have an accreted value of about $310 million at year-end 1997. LYONs will be convertible into 8.76 shares each of New Marriott International and Sodexho Marriott Services. The LYONs debt will become an obligation of New Marriott International and, through an intercompany agreement, Sodexho Marriott Services will assume a pro rata share of the debt obligation based on the respective equity values of the two companies.

  . Short-term debt is projected to be between $650 and $700 million at year-end 1997. This debt will be refinanced or replaced by Sodexho Marriott Services using funds from its new credit facilities.

  . The last major component of our debt is the endowment bonds associated with our senior living communities, currently about $105 million, which will be allocated to New Marriott International.

  To summarize, after the spin-off, but before the merger, Sodexho Marriott Services will have about $1.5 billion of debt, although the components could vary somewhat based on the outcome of the tender offers. Concurrent with the merger, Sodexho Marriott Services will use cash contributed by Sodexho Alliance to reduce proforma debt from $1.5 billion to approximately $1.25 billion. This $1.25 billion is expected to consist mostly of two facilities: (i) a senior bank facility, and (ii) a longer-term facility which will be guaranteed by Sodexho Alliance.

  By our estimates, the spin-off and related transactions indicate a value greater than $2 billion for our Marriott Management Services business. This was determined as follows:

  . First, debt retained by Sodexho Marriott Services and/or cash distributed to New

        Marriott International will be $1.45 billion.

  . Second, we have estimated the initial market equity value of Sodexho Marriott Services common stock to be at least in the $1.1 to $1.2 billion range, based on analysis by Merrill Lynch and ourselves of cash flow and earnings multiples of other companies believed to be comparable. Based on these analyses, we have estimated a value of over $550 million for the 51% ownership interest to be held by premerger Marriott International shareholders.

  . Third, we are separately selling our food services and facilities management business in the United Kingdom to Sodexho Alliance for $50 million in cash; $58 million after related income tax benefits.

  . From that, we deduct approximately $28 million in after-tax transaction costs to arrive at the $2+ billion of estimated value.

  Based on our internal analysis, this is considerably above the value calculated for our Management Services business as a continuing part of Marriott International. The largest portion of the value created comes from cost savings and other operational synergies which the combined entity is expected to achieve. I will discuss these briefly in a moment.

  Next, I'd like to walk you through some proforma numbers for Sodexho Marriott Services and New Marriott International. I should point out that these proformas were prepared for informational purposes only, are different from (because they reflect certain anticipated synergies) and do not meet all of the Securities and Exchange Commission's technical requirements for proforma financial statements. We are still in the process of preparing the proformas which will be included in the preliminary proxy materials to be filed with the S.E.C.

  We'll start with the proforma capitalization for Sodexho Marriott Services as of December 1996. The chart shows that the combined company would have had over $800 million in net assets [i.e., total assets minus current liabilities], and $1.2 to $1.3 billion in debt. The debt balance was calculated roughly as follows: one-billion, 450 million of refinanced Marriott debt, plus $80 million of existing Sodexho North America debt, less debt reductions of about $270 million using proceeds from Sodexho Alliance's premerger cash contribution of approximately $305 million to its North American subsidiary. Also it should be noted that Sodexho Alliance has agreed to guarantee over $600 million of the Sodexho Marriott Services' debt.

  Turning to the proforma operating data for 1996, which assumes that the merger and spin-off transactions occurred at the beginning of the year, the combined entity would have had proforma sales of over $4 billion, EBITDA of $235 million, depreciation and amortization of $92 million, interest expense of $93 million, pretax income of $50 million and net income of $25 million. With the projected issuance of approximately 124 million common shares to Sodexho

Alliance, on a fully-diluted basis, Sodexho Marriott Services is expected to have about 261 million shares, yielding proforma EPS for 1996 of 10 cents.
                                                         ----

  We haven't presented year-to-date proformas for 1997, but I will point out that in the first half of this year Marriott Management Services profits were up in the 15% to 20% range, while Sodexho North America net income for its fiscal year ended August 31, 1997, grew more than 30%.

  The 1996 proforma numbers reflect anticipated first year cost savings from operating synergies of $21 million, and exclude $24 million of one-time pretax integration costs. As was noted in the press release, Sodexho Marriott Services expects to realize at least $60 million in annual savings by the third post-merger year. A substantial part of the savings will come from incremental leverage and economies in procurement, with the remainder coming from other operating efficiencies. We expect to achieve nearly one-third of the projected cost savings, or about $21 million, in the first year, and about two-thirds, $40 million, in the second year.

  The 1996 proformas show cash flow (or EBITDA) coverage of interest cost of 2.5 times, a ratio that should grow as the business grows, planned synergies are realized, and free cash flow is used to pay down debt.

  We believe that Sodexho Marriott Services has excellent prospects for growth. Both

Marriott Management Services and Sodexho North America have demonstrated much improved results in 1997 to date, which will only be enhanced by a more focused, combined Sodexho Marriott Services. Growth in core operating measurements, combined with realizing synergies and repaying debt should result in annual Sodexho Marriott Services net income growth in excess of 25% over the next several years.

  Turning to Marriott International, this chart compares the actual balance sheet of the current company, as of June 20, 1997, to the proforma capitalization of New Marriott International. You can see the significant impact that the spin-off will have on the capital structure. I would also like to point out that the sale, to Host Marriott, of the 29 Forum retirement communities occurred just after the end of our 1997 second quarter. Taking that transaction into consideration, together with other cash flow activity in the second half of the year, we are projecting the debt balance at year end 1997 to be at least $300 million less than the proforma at mid-year. This means that the initial balance sheet of the New Marriott International, as of a hypothetical 1997 year-end spin-off date, would include debt estimated to be about $450 million.

  This slide shows the 1996 historical income statement of Marriott International compared to the proforma operating data of the new company. Proforma sales of $7.3 billion were calculated by subtracting $3.3 billion in sales for Marriott Management Services, including its U.K. operations, and then adding back roughly $400 million of intercompany sales, from Marriott

Distribution Services to MMS, because those sales were eliminated in the preparation of the historical numbers.

  Marriott Management Services generated about $120 million in operating profit in 1996, and the proforma numbers also reflect the impact of eliminating $1.5 billion of debt (that's $1.45 billion of debt going to Sodexho Marriott Services plus $50 million cash from the sale of the U.K operations).

  The other proforma adjustments include a modest reduction in corporate expenses following the spin-off, and a small increase in fully-diluted shares as a result of redenominating shares awarded under various employee stock plans to preserve their pre-merger value.

  The net result is proforma earnings per share for New Marriott International of $2.16 for 1996 compared to historical earnings per share of $2.24.

  We also prepared proforma operating data for the first halves of 1997 and 1996 on the same basis as the full-year 1996 proformas. These proformas, I will remind you, may not be the exact same numbers that will later appear in our proxy statement, but they do provide, in our opinion, a reasonable indication not only of the growth rate but also the strong interest coverage and the financial flexibility that New Marriott International will have. I should add that the Renaissance acquisition resulted in earnings dilution of 4 cents per share in our 1997 second quarter, and similarly affects the earnings growth comparisons shown here. Provided forecasts for a continuing strong lodging market are accurate, our earnings growth could increase to the 20% range over the next couple of years. Thereafter, we would target our earnings growth rate in the high teens.

  In closing my remarks, I should also mention that we expect both Sodexho Marriott Services and New Marriott International to be listed on the New York Stock Exchange. Regarding dividend policy, the post-spinoff combined payout is expected to be at least equal to that received by a shareholder from the 36 cents per share in annual dividends currently paid by Marriott International.

--------------------------------------------------------------------------------

Sodexho Marriott Services
($ millions)

                                                                   Pro Forma
                                                                 December 1996
                                                                 -------------
Net assets*                                                         $   813
                                                                   =========

Debt (incl. LYONs)                                                  $ 1,260

Other long-term liabilities                                              93

Equity (deficit)                                                       (540)
                                                                   ---------

     Total Capitalization                                           $   813
                                                                   =========

*Total assets less current liabilities

--------------------------------------------------------------------------------

Transaction Value of MMS Business
($ millions)

     Debt retained and/or cash distributed                        $1,450

     51% of SMS common stock                                         550

     Cash sale of U.K. business                                       58

     Transaction costs and other (after tax)                         (28)
                                                                 --------

          Approximate Value                                       $2,030
                                                                 ========

--------------------------------------------------------------------------------

Refinancing Plan for Marriott International Debt
($ millions)


                                                Projected Debt at Year-End 1997
                                               ---------------------------------
                                                           Sodexho      New
                                                           Marriott   Marriott
                                                 Total     Service      Int'l
                                                -------   ----------  ---------
Senior notes/tender/refinancing                  $  720     $  720        $ --

LYONs                                               310         25         285

Revolving loans/commercial paper                    680        680          --

Endowment deposits and other                        190         25         165
                                                --------   --------      ------

     Total                                       $1,900     $1,450        $450
                                                ========   ========      ======

New Marriott International                      Pro Forma*
($ millions except EPS)                  Twenty-Four Weeks Ended
                                         -----------------------
                                         June 1997     June 1996
                                         ---------     ---------
  Sales                                   $ 4,104       $ 3,205
                                          =======       =======

  Operating profit                        $   294       $   230

  Net interest income (expense)                 3            27

  Corporate and other                         (40)          (30)
                                          -------       -------

     Pretax income                            257           227

  Income taxes                                (98)          (88)
                                          -------       -------

     Net income                           $   159       $   139
                                          =======       =======

  Earnings per share                      $  1.17       $  1.02
                                          =======       =======

* Based on historical data after certain adjustments, principally (a) the elimination of operating results for Marriott Management Services, and (b) the impact of a $1.5B reduction in debt.

Marriott International
($ millions except EPS)                             1996
                                         --------------------------
                                                        Pro Forma*
                                         Historical   (New Company)
                                         ----------   -------------
  Sales                                   $ 10,172       $ 7,267
                                          ========       =======

  Operating profit                        $    629       $   508

  Net interest income (expense)                (48)           50

  Corporate and other                          (79)          (76)
                                          --------       -------

     Pretax income                             502           482

  Income taxes                                (196)         (185)
                                          --------       -------

     Net income                           $    306       $   297
                                          ========       =======

  Earnings per share                      $   2.24       $  2.16
                                          ========       =======

* Based on historical data after certain adjustments, principally (a) the elimination of operating results for Marriott Management Services, and (b) the impact of a $1.5B reduction in debt.

Marriott International
($ millions)

                                                 June 1997
                                         --------------------------
                                                        Pro Forma*
                                         Historical   (New Company)
                                         ----------   -------------
  Net assets*                             $  4,665       $ 4,227
                                          ========       =======

  Debt (incl. LYONs)                      $  2,235       $   785

  Other long-term liabilities                1,013           981

  Equity                                     1,417         2,461
                                          --------       -------

     Total Capitalization                 $  4,665       $ 4,227
                                          ========       =======

* Total assets less current liabilities

--------------------------------------------------------------------------------

Sodexho Marriott Services
($ millions except EPS)

                                                                    Pro Forma
                                                                       1996
                                                                    ---------
Sales                                                                $ 4,020
                                                                     ========

EBITDA                                                               $   235

Depreciation and amortization                                            (92)

Interest expense                                                         (93)
                                                                     --------
     Pretax income                                                        50

Income taxes                                                             (25)
                                                                     --------

     Net income                                                      $    25
                                                                     ========

Fully-diluted shares (millions)                                          261
                                                                     ========

EPS                                                                  $   .10
                                                                     ========

NOTE: Includes estimated synergies/cost savings of $21M in first year subsequent to merger; excludes one-time transaction costs and integration expenses.